MERGER AND REORGANIZATION AGREEMENT


         THIS MERGER AND REORGANIZATION AGREEMENT dated as of January 31, 1998, is entered into among GLOBAL TELECOMMUNICATION SOLUTIONS, INC., a Delaware corporation ("GTS"), NETWORKS ACQUISITION CORP., a New Jersey corporation and wholly-owned subsidiary of GTS ("Merger Subsidiary"), NETWORKS AROUND THE WORLD, INC., a New Jersey corporation ("Networks"), RANDOLPH CHERKAS, residing at 108 St. James Avenue, Merchantville, New Jersey 08109 ("Cherkas"), and GARY LIGUORI, residing at 50 Lexington Circle, Marlton, New Jersey 08053 ("Liguori"), (Cherkas and Liguori being referred to collectively herein as the "Stockholders").

         WHEREAS, the Stockholders are the owners of all of the outstanding capital stock of Networks in the respective amounts set forth in Exhibit A;

         WHEREAS, subject to the terms and conditions of this Merger and Reorganization Agreement ("Agreement"), the Parties desire to consummate a merger, as contemplated herein, pursuant to which the Networks shall be merged with and into Merger Subsidiary so that Networks will cease to be a separate corporate entity; and

         WHEREAS, for Federal income tax purposes, the parties intend that such merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

         IT IS AGREED:

                                                     ARTICLE I
                                                    THE MERGER

Section 1.1 The Merger (a) At the Effective Time (as defined in Section 1.2) and subject to the terms and conditions hereof, Networks shall be merged with and into the Merger Subsidiary and the separate existence of Networks shall thereupon cease (the "Merger") in accordance with the relevant provisions of the Business Corporation Act of the State of New Jersey (the "BCA").


     (b) The Merger Subsidiary shall be the surviving corporation in the Merger (the "Surviving Corporation") and will continue to be governed by the laws of the State of New Jersey, and the separate corporate existence of the Merger Subsidiary and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a corporation under the BCA, will continue unaffected by the Merger.

                  (c) The Merger will have the effects specified by the BCA.

         Section 1.2 Effective Time. As soon as practicable following the Closing, Networks and the Merger Subsidiary shall file with the New Jersey Secretary of State in accordance with the BCA an executed copy of the Certificate of Merger in the form of Exhibit B hereto (the "Certificate of Merger") reflecting (i) the Merger and (ii) providing for an amendment to the certificate of incorporation of the Merger Subsidiary, as the Surviving Corporation, to effect a change in the name of the Merger Subsidiary to "Networks Around the World, Inc." The Merger shall become effective at such time as the Certificate of Merger is so filed with the New Jersey Secretary of State (the "Effective Time"). To the extent permitted under law, the Stockholders hereby waive publication of the Articles of Merger. The Stockholders hereby agree to the adoption and filing of this Agreement and the Plan of Merger as required under the BCA, and acknowledge and agree that their respective signatures hereto shall constitute their written consent for purposes of authorizing the foregoing by unanimous written consent of stockholders as provided under the BCA.

     Section 1.3 The Surviving Corporation Certificate of Incorporation and By. The Certificate of Incorporation and the By-Laws of the Merger Subsidiary shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation at the Effective Time.


     Section 1.4 Directors and Officers of the Surviving Corporation. At the Effective Time, the Board of Directors and officers of the Surviving Corporation shall consist of the p each to serve until his or her successor is duly elected and qualified.

                                   ARTICLE II
                    CONVERSION OF SHARES AND RELATED MATTERS

     Section 2.1 Status of Merger Subsidiary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of capital stock of the Merger Subsidiary, each issued and outstanding share of common stock, no par value of the Merger Subsidiary shall continue unchanged and remain outstanding as a share of common stock, no par value of the Surviving Corporation.


         Section 2.2 Conversion of Networks Shares in the Merger. Subject to the provisions of Section 1.2, all of the outstanding shares of common stock, par value $1.00 per share, of Networks that are outstanding immediately prior to the Effective Time (the "Network Shares") shall be converted into and be exchanged for the right to receive from GTS, at the Closing, an aggregate amount equal to $6,150,000 (the "Merger Consideration"). Upon the Merger, the Networks shares shall be canceled. The Merger Consideration shall be comprised of an aggregate of $2,000,000 in immediately available funds (the "Cash Consideration") and a number of shares ("Stock Consideration") of GTS's common stock, par value $.01 per share ("GTS Stock"), determined by dividing $3,150,000 by the average of the closing sales price of one share of GTS Stock on the twenty consecutive trading days ending two days immediately prior to the Closing Date, as set forth in Exhibit C attached hereto. The number of shares of GTS Stock constituting the consideration payable to any Stockholder shall be rounded up or down to the nearest whole number of shares. The Cash Consideration and the Stock
Consideration shall be apportioned among the Stockholders as set forth in Exhibit C attached to this Agreement. In addition to the Cash Consideration and the Stock Consideration, GTS shall deliver secured non-negotiable promissory notes to both Cherkas and Liguori, substantially in the form of Exhibits D and E attached to this Agreement (the "Cherkas Promissory Note" and the "Liguori Promissory Note", respectively). The principal amount of the Cherkas Note shall be Nine Hundred Thousand Dollars ($900,000.00), and the principal amount of the Liguori Promissory Note shall be One Hundred Thousand Dollars ($100,000.00). Both promissory notes shall accrue interest at the rate of six percent (6%) per annum, payable as follows: (a) fifty percent (50%) of the principal and all interest accrued thereon for each promissory note shall be due and owing on November 1, 1998; (b) the remaining principal of each note shall be due and payable, together with all interest accrued thereon, in four equal installments on April 1, 1999, July 1, 1999, October 1, 1999 and January 1, 2000.

     Amounts payable under the Cherkas Promissory Note and Liguori Promissory Note will be secured by a security interest in the assets of the Surviving
Corporation pursuant to a Security Agreement in the form attached hereto as Exhibit F delivered by Merger Subsidiary to the Stockholders concurrently with the execution of this Agreement (the "Security Agreement").

     Section 2.3 Earn Out. In addition to the conversion of the Networks shares set forth in Section 2.2 immediately above, GTS agrees to pay Cherkas an earn out (the "Earn Out") in accordance with the terms and conditions of the Earn Out Agreement of even date herewith, which is attached to this Agreement as Exhibit G (the "Earn Out").


         Section 2.4 GTS Stock. The GTS Stock, upon issuance under Section 2.2 shall be subject to the restrictions of Rule 144 promulgated by the United States of America Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), until properly disposed of in accordance with the terms and conditions of Rule 144. Notwithstanding the foregoing, if GTS intends to register any shares of GTS Stock for resale with the SEC under a form of registration adopted by the SEC which does not by its terms prohibit the concurrent registration of the GTS Stock issued in connection with this Agreement (the "Registrable Shares"), it shall provide written notice of such proposed registration statement (the "Registration Notice") to Cherkas at least thirty (30) days prior to the filing of such registration statement. In the event Cherkas provides GTS with written notice indicating his desire to have the Registrable Shares included in such registration statement no later than fifteen (15) days after Cherkas' receipt of the Registration Notice, GTS shall use its reasonable efforts to include the Registrable Shares in such registration statement so as to permit the resale or other disposition of such shares. Notwithstanding the foregoing, GTS shall have no obligation to include the Registrable Shares in any registration statement filed with the SEC if (i) such registration statement is being filed in connection with an underwriting of securities and GTS' underwriter in such transaction indicates that the inclusion of the Registrable Shares could adversely affect the underwriting; or (ii) such registration statement is being filed in connection with a major transaction and GTS' board of directors believes, in its sole discretion, that inclusion of the Registrable Shares in such registration statement could adversely affect the transaction. Each person whose GTS Stock will be registered shall furnish to GTS a completed questionnaire provided by GTS requesting information customarily sought of selling securityholders and shall indemnify GTS for any liability arising from false or materially misleading information furnished to GTS.

     Section 2.5 Balance Sheet Adjustment. The Cash consideration shall be adjusted based upon Network's balance sheet on the Closing Date (the "Balance Sheet Adjustment") to reflect X in the following formula:


         X = Y - Z, where

         X = the dollar amount of the increase or decrease in the Cash Consideration;

         Y = The total cash and the net realizable value of Networks' accounts receivable as of the Closing Date plus reimbursement for the actual cost of those phone cards printed for Networks prior to the Closing Date but which remain unactivated on the Closing Date. For purposes of this section, "net realizable value" shall mean the total amount received in connection with any of such accounts receivable within 75 days of the date hereof; and

         Z = the total of all of Network's liabilities as of the Closing Date, except those liabilities set forth on Schedule 2.5.

     If X is a positive number, then GTS shall distribute to the Shareholders, such amount in immediately available funds. Alternately, if X is a negative number, then the Shareholders shall pay such negative sum to GTS in immediately available funds, or if the Shareholders fail to so pay, then GTS shall be entitled, without the consent of the Shareholders, to decrease the principal amount of the Cherkas Promissory Note and Liguori Promissory Note, in proportion to their respective ownership interests in Networks immediately prior to the Merger, by the amount of X.

     The Balance Sheet Adjustment shall be determined on or before 90 days after the Closing Date. GTS and the Stockholders will cooperate in good faith to prepare the Balance Sheet Adjustment. If any dispute arises over the preparation of the Balance Sheet Adjustment which cannot be reconciled by the Stockholders and GTS in good faith, the Stockholders and GTS will engage a mutually acceptable independent public accounting firm to determine the Balance Sheet Adjustment, such accounting fees to be paid by the parties equally. The Balance Sheet Adjustment determined by that accounting firm will be binding upon the Stockholders and GTS.

     Section 2.6 Additional Payments. If the Balance Sheet Adjustment results in the obligation of either party to pay the other, such amount shall be paid within ten (10) days after the final determination of the Balance Sheet Adjustment.

                                   ARTICLE III
                                     Closing

     Section 3.1 Time and Place of the Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement pursuant hereto shall take place at a closing (the "Closing") to be held concurrently with the execution of this Agreement, at the offices of Mesirov Gelman Jaffe Cramer & Jamieson, on a date and at a time mutually agreeable to the parties (the "Closing Date").

     Section 3.2 Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

         (a)  GTS  shall  deliver  the  Cash   Consideration   and  certificates
representing  the Stock  Consideration  to the  Stockholders  in accordance with
Schedule 3.2;

         (b) The Stockholders shall deliver to GTS certificates representing their respective shares of Networks common stock, duly endorsed or accompanied by duly executed stock powers and with all requisite transfer tax stamps;

         (c) Merger Subsidiary and Networks shall duly execute the Merger Documents and file the Merger Documents with the Office of the Secretary of State of New Jersey.

         (d) GTS shall duly execute and deliver the Cherkas Promissory Note to Cherkas and the Liguori Promissory Note to Liguori, and the Merger Subsidiary shall duly execute and deliver the Security Agreement to Cherkas and Liguori;

         (e) GTS and Cherkas shall execute and deliver to each other an employment agreement substantially in the form of Exhibit H annexed hereto (the "Cherkas Employment Agreement");and GTS and Gary Liguori shall execute and deliver to each other an employment agreement substantially in the form of
Exhibit I hereto (the "Liguori Employment Agreement).

         (f) Networks shall deliver to GTS and the Merger Subsidiary certified copies of resolutions of the Stockholders and directors of Networks authorizing the execution and delivery of this Agreement by Networks and the performance of Network's obligations hereunder and its consummation of the transaction contemplated hereby;

         (g) Merger Subsidiary shall deliver to the Stockholders certified copies of resolutions of the directors of Merger Subsidiary authorizing the execution and delivery of this Agreement by Merger Subsidiary and the performance of Merger Subsidiary's obligations hereunder and its consummation of the transaction contemplated hereby;

         (h) GTS shall deliver to the Stockholders certified copies of resolutions of the directors of GTS authorizing the execution and delivery of this Agreement by GTS and the performance of GTS's obligations hereunder and its consummation of the transaction contemplated hereby;

         (i)  Networks   shall   deliver  the   corporate   books  and  records,
correspondence and employment records to Merger Subsidiary;

         (j) Networks shall deliver the opinion of counsel of Mesirov Gelman Jaffe Cramer & Jamieson, counsel to Networks and Cherkas, in the form annexed hereto as Exhibit J;

         (k) Merger Subsidiary and GTS shall deliver the opinion of counsel of Graubard Mollen & Miller, counsel to GTS and Merger Subsidiary, in the form annexed hereto as Exhibit K; and

         (l) The Stockholders shall execute and deliver to GTS the Lock-Up Agreements annexed to this Agreement as Exhibit L.

         (m) The Stockholders shall execute and deliver to GTS the Releases set forth on Exhibit M attached hereto.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                             OF NETWORKS AND CHERKAS

         In order to induce GTS and Merger Subsidiary to enter into this Agreement and to consummate the transactions contemplated under this Agreement, Cherkas and Networks, jointly and severally, hereby make the following representations and warranties each of which is relied upon by GTS and Merger Subsidiary regardless of any other action, omission to act, investigation made or information obtained by GTS and Merger Subsidiary:

     Section 4.1 Organization, Power and Authority of Networks. Networks is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and Networks has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. Networks is duly qualified as a foreign corporation and is in good standing under the laws of each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure to qualify would not result in a material adverse effect on Networks or its business. Networks has no subsidiaries.

         Section 4.2 Due Authorization; Binding Obligation. Networks has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Networks and is the legal, valid and binding obligation of Networks, enforceable in accordance with its terms. Except for any corporate action required by Networks, no other action on the part of any individual or other person or entity is necessary to authorize this Agreement or for the consummation of the transactions contemplated by this Agreement. Networks has duly executed this Agreement and authorized the execution of this Agreement and the consummation of the transactions contemplated by this Agreement as required under the New Jersey Business Corporation Law. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of Networks' Articles of Incorporation or by-laws, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Networks; (ii) result in any material breach of or default under any material mortgage, other contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Networks or any of Networks' assets; (iii) result in any breach of or default under any contract; (iv) violate any legally protected right of any individual or entity or give to any individual or entity a right or claim against Networks or GTS; or, (v) impair or in any way limit any material governmental or official license, approval, permit or authorization of Networks conduct its business (to the best of Networks' and Cherkas' knowledge in connection with Networks' failure to obtain any such license, approval, permit or authorization for the provision of telecommunications services). Attached to this Agreement and marked as Exhibit N are true, correct and complete copies of the Articles of Incorporation, as amended, and Bylaws, as amended, of Networks.

         Section 4.3 Financial Statements. Attached to this Agreement as Exhibit O are true, correct and complete copies of the unaudited financial statements of Networks as of December 31, 1997 and the related statements of earnings and changes in financial position for the period then ended (collectively, the "Financial Statements"). Subject to the provisions of Section 6.7 hereinafter, the Financial Statements (i) have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, on a basis consistent with past practices; (ii) are true, complete and correct; (iii) fairly present the financial condition of Networks as of their respective dates and results of its operations for the periods ending on their respective dates; and (iv) do not include or omit to state any fact which renders those statements misleading.

         Section 4.4 No Undisclosed Liabilities. Networks has no liabilities or obligations (whether secured, unsecured, absolute, accrued, asserted, contingent or otherwise) of any nature, whether as principal, agent, partner, co-venturer, guarantor or in any other capacity except: (i) the liabilities and obligations of Networks that are reflected in the Financial Statements and only to the extent reflected; (ii) liabilities incurred or accrued in the ordinary course of business since November 30, 1997 which do not, either individually or in the aggregate, have a material adverse effect on the financial condition of Networks; or (iii) liabilities otherwise disclosed in Schedule 4.4.

         Section 4.5 Licenses; Compliance. Except as set forth on Schedule 4.5, to the best of Networks' and Cherkas' knowledge, Networks possesses all licenses and other required governmental or official approvals, permits, consents and authorizations necessary for the operation of the Business, all of which are listed on Schedule 4.5 (collectively the "Authorizations"). Networks is in material compliance with: (i) the terms of all Authorizations; (ii) except as set forth on Schedule 4.5, all laws, ordinances, statutes and regulations where noncompliance would have a material adverse effect on Networks and its business or assets; and, (iii) all judgments, orders, rulings or other decisions of any governmental or other regulatory authority, court or arbitrator having jurisdiction over Networks. Neither the execution, delivery or performance of this Agreement nor the performance of the transactions contemplated by this Agreement will affect the validity of any Authorizations and the same shall remain in full force and effect upon the consummation of the transactions contemplated by this Agreement, except for Authorizations which by their terms are not transferable.

     Section 4.6 Consents and Approvals. No approval, consent or authorization must be obtained by Networks for the execution, delivery or performance of this Agreement or for the consummation of the transactions contemplated by this Agreement, including, without limitation, to the best of Networks' and Cherkas' knowledge, the filing or registration with any governmental or other regulatory authority.


         Section 4.7 No Stockholder or Affiliate Relationships with Networks' Customers; Networks' Interest in Other Businesses. Neither Networks nor any of the Stockholders or their respective affiliates (as such term is defined in Rule 405 promulgated by the SEC under the Securities Act of 1933, as amended)("Affiliate") has, or during the past 5 years had, any direct or indirect material interest in any of Networks' customers. Networks does not have any financial interest in any person, firm or corporation which is, or during the past 5 years was, directly or indirectly, (a) engaged in the business engaged in by Networks or (b) a customer or supplier of Networks, other than ownership of not more than 1% of the equity securities of a company whose common stock is publicly traded.

         Section  4.8  Litigation,  Orders  and  Decrees.  Except  as  listed on
Schedule 4.8, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or to the best of Networks' and the Stockholder's knowledge, threatened against or affecting Networks or the Business, assets, or financial condition of Networks and there are no facts or circumstances which are reasonably likely to create a basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any local, state or federal judicial authority in any proceeding to which Networks is or was a party which may have a material adverse effect on Networks.

         Section 4.9 Real Property Owned or Leased. Networks does not own any real property. Attached to this Agreement as Schedule 4.9 are true and complete copies of all leases of real property (the "Leased Real Property") to which Networks is a party, including all amendments and modifications thereto (the "Real Property Leases"). Networks enjoys peaceful and undisturbed possession of the Leased Real Property, and the Real Property Leases are the valid and legally binding obligations of Networks and the respective lessors, enforceable against Networks and the respective lessors in accordance with their respective terms, subject to the effect of any bankruptcy or other similar law affecting creditors' rights generally, and are in full force and effect, subject to the effect of any bankruptcy or other similar law affecting creditors' rights generally. Networks (i) has not received written notice of default under any of the Real Property Leases, (ii) is not in material default of any Real Property Leases and (iii) no event has occurred which, with the passage of time or the giving of notice or both, would constitute a material default under any of the Real Property Leases.

         Section 4.10 Personal Property Leased and Purchase Options. Attached as
Schedule 4.10 is a list of all leases of personal property (the "Personal Property Leases") which: (i) Networks is a party to; and, (ii) are listed on
Schedule 2.5. Networks has provided to GTS true and complete copies of the Personal Property Leases, including all amendments and modifications thereto and true and complete copies of all agreements regarding Networks' rights to purchase the leased personal property which is the subject of the Personal Property Leases ("the Leased Personal Property") on or before the expiration of the Personal Property Leases, including all amendments and modifications thereto (the "Purchase Options"). Networks enjoys peaceful and undisturbed possession of the Leased Personal Property, and the Personal Property Leases and Purchase Options are the valid and legally binding obligations of Networks and the respective lessors and option grantors, enforceable against Networks and the respective lessors and option grantors in accordance with their respective terms, subject to the effect of any bankruptcy or other similar law affecting creditors' rights generally, and are in full force and effect. Networks (i) has not received written notice of default under any of the Personal Property Leases, (ii) is not in default of any Personal Property Leases, and (iii) no event has occurred which, with the passage of time or the giving of notice or both, would constitute a material default under any of the Personal Property Leases. None of the Purchase Options, if any, have expired.

     Section 4.11 Title to Purchased Assets. Networks has good and marketable title to all of its property, tangible or intangible, subject to liens for current taxes and assessments not yet due and payable. All of the Purchased Assets are free and clear of restrictions on or conditions to transfer or assignment, and are free and clear of any mortgage, lien, charge, encumbrance, security interest or other restrictions.


     Section 4.12 Condition of Purchased Assets. All of the tangible Purchased Assets of Networks and the Leased Personal Property are in good condition, in good operating order and are fit for the purposes for which those assets are used or intended to be used, subject to normal wear and tear.


         Section  4.13  Material  Contracts.  Attached  as  Schedule  4.13  is a
complete and correct list of each of the following types of contracts or commitments (whether oral or written) to which Networks is a party (collectively, the "Networks Contracts" or the "Contracts"): (i) Networks Contracts for the employment of any officer or employee and all bonus, incentive compensation, profit-sharing, retirement, pension, group insurance, death benefit or other fringe benefit plans, deferred compensation or post-termination obligations; (ii) Networks Contracts for the future purchase of materials, inventory, supplies, services or equipment; (iii) distributor agreements and contracts for the purchase or sale of inventory or supplies; (iv) agreements or arrangements for the purchase, sale or lease of any other assets; (v) pledges, sales contracts, leases, security agreements or other similar agreements with respect to Networks' properties; (vi) leases of machinery or equipment; (vii) loan agreements, promissory notes, guarantees, subordination or similar type agreements; (viii) consulting agreements; and, (ix) any contract not otherwise covered by clauses (i) through (viii) above which involves annual or aggregate payments in excess of $1,000. Networks has furnished to GTS true, complete and accurate copies of all Networks Contracts that are in writing and has provided, in the case of oral contracts, complete and accurate descriptions of all Network Contracts that are not in writing. Except as set forth in Schedule 4.13, Networks has performed all of the obligations required to be performed by it to date under Networks Contracts, and is not in default (with notice or lapse of time or both) under any of Networks Contracts. Networks has obtained all necessary consents with respect to any Networks Contract requiring consent on or prior to the date hereof. Except as set forth on Schedule 4.13, the consummation of the transactions contemplated by this Agreement will not materially affect the continuation, validity or effectiveness of any of Networks Contracts.

         Section 4.14 Contracts with Customers. Schedule 4.14 sets forth (a) all Networks Contracts or other understandings or arrangements to which Networks is a party relating to the sale or furnishing by it of goods or services where the consideration for such sale is $1,000 or more, in any single case, (b) any claims by parties other than Networks with respect thereto, (c) product guarantees or warranties made by Networks relating to its goods or services, and
(d) any pending claims by Networks with respect to a breach of any of the Networks Contracts. None of the customers, suppliers or other persons which is a party to any of the Contracts listed in Schedule 4.14 has notified Networks of any intention to terminate its contract or arrangement for service.

         Section 4.15 Contracts Valid; No Default. All Networks Contracts required to be listed in any of the Schedules referred to in this Agreement are valid and binding, enforceable in accordance with their respective terms, subject to the effect of any bankruptcy or other similar law affecting creditors' rights generally, and are in full force and effect. Except as set forth in such Schedules, there is not under any such Contract, (a) any existing default by Networks, or any event which, after notice or lapse of time, or both, would constitute a default by Networks or result in a right to accelerate by any other person or a loss of any rights of Networks and (b) to the best of Networks' and Cherkas' knowledge, any default by any other person, or any event which, after notice or lapse of time, or both, would constitute a default by any such person or result in a right to accelerate by Networks or a loss of any rights of any such person. No existing written Networks Contract relating to the business of Networks is by its terms cancelable by any other party thereto or is likely to be canceled or is subject to renegotiation; provided, however, Networks makes no representation concerning any oral Networks Contracts in the immediately preceding statement. Except as disclosed in such Schedules, Networks is not a party to or bound by any Contract which, upon performance, is reasonably expected to result in any loss or liability to Networks. True and complete copies of all written Contracts and other written documents listed on such Schedules (together with any and all amendments thereto) have been delivered to GTS.

         Section 4.16 Labor Matters. Networks is not a party to any collective bargaining agreements with its employees. Networks is in compliance with all federal, state and local laws regarding employment and employment practices, conditions of employment, wages and hours and occupational laws, the violation of which would have a material adverse effect on Networks. Networks is not engaged in unfair labor practices, and there are no unfair labor practice complaints pending or threatened against Networks before the National Labor Relations Board or any other governmental or regulatory board or agency performing similar functions. There is no labor strike, slowdown, work stoppage or dispute pending or threatened against or involving Networks. To the best of Networks' and Cherkas' knowledge, none of Networks' employees are engaged in organizing or are members of any union or other employee group that is seeking recognition as a bargaining unit.

         Section 4.17 Absence of Changes. Except as set forth in Schedule 4.17, since December 31, 1997, there has not been: (i) any material adverse change in the financial condition, assets, liabilities, Business or operations of Networks; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, financial condition or business of Networks; (iii) any change in the outstanding capital stock of Networks; (iv) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of Networks' common stock or any cancellation, exercise or redemption or other acquisition by Networks of any shares of Networks' common stock; (v) any increase in the rate or terms of compensation payable or to become payable by Networks to any of its officers, directors or key employees or any increase in the rate or terms of contribution to any employee benefit plans, except as required by law; (vi) any liabilities or obligations incurred or agreed to be incurred (whether absolute, accrued, contingent or otherwise), except as incurred in the ordinary course of business consistent with past practices;
(vii) any material capital expenditure or commitment for replacements or additions or improvements; (viii) any change by Networks in accounting methods, principles or practices; (ix) any disposal, mortgage, pledge or other disposition of any of its assets other than in the ordinary course of business; or (x) receipt by Networks of any notice of termination of any contract, lease or other agreement.

         Section 4.18 Accuracy of Documents, Exhibits and Schedules. All contracts, instruments, agreements and other documents delivered by Networks to GTS for GTS's review in connection with this Agreement and the transactions contemplated hereby, including all articles of incorporation, by-laws, corporate minutes, stock record books and tax returns are true, correct and complete copies of all those contracts, instruments, agreements and other documents. All Exhibits and Schedules to this Agreement are true correct and complete as of the date hereof. No statement contained in this Agreement or in any certificate, Exhibit, Schedule or instrument furnished to GTS pursuant to the provisions of this Agreement or in connection with the consummation of the contemplated transactions contains or will contain any untrue statement of a material fact or does not include or omit or will omit to state a material fact necessary in order to make those statements not misleading.

         Section 4.19 Investment Representations. All shares of GTS Stock to be acquired by the Stockholders pursuant to this Agreement will be acquired for its account and not with a view towards distribution thereof. Networks and the Stockholders understand that they must bear the economic risk of the investment in the GTS Stock, which cannot be sold by them unless they are registered under the Securities Act, or an exemption therefrom is available thereunder. Cherkas is an "Accredited Investor" as defined in Regulation D promulgated under the Securities Act. The Stockholders, acting through their representatives, have had both the opportunity to ask questions and receive answers from the officers and directors of GTS and all persons acting on its behalf concerning the business and operations of GTS and to obtain any additional information to the extent GTS possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information. The Stockholders acknowledge receiving copies of the SEC Filings referred to in
Section 5.5. The certificates representing the shares of Common Stock shall bear the legends set forth in Exhibit P.

         Section 4.20               Proprietary Rights.

         (a) Except as listed on Schedule 4.20(a), there are no trademarks, trademark applications, trade names, assumed names, service marks, logos, patents, patent applications, copyrights and copyright registrations, owned or licensed by Networks and used in or necessary for the conduct of the business and operation of Networks (the foregoing together with all inventions, trade secrets, customer lists and confidential processes, and all other similar rights presently owned or licensed by Networks are the "Proprietary Rights"). Networks owns or possesses the royalty-free license or other right to use all of the Proprietary Rights which are required to be listed on Schedule 4.20(a) or which are necessary to conduct its business as presently operated, and, except as set forth on Schedule 4.20(a), no person, firm, corporation or other entity is entitled to restrain Networks from using any such Proprietary Rights. No other Proprietary Rights are used in or are necessary for the conduct of the business and operation of Networks as presently conducted.

         (b) To the best of Cherkas' knowledge,  except as disclosed in Schedule
4.20 (b), no Proprietary Rights or know-how used in or necessary for the conduct of the business and operation of Networks conflict with or infringe upon any similar rights or services of any other person. Except as disclosed in Schedule
4.20 (b), no claims have been asserted by any person with respect to the ownership, validity, license or use of the Proprietary Rights or the provision of any services by Networks and there is no basis for any such claim.

     (c) Schedule 4.20(c) accurately identifies all material databases and computer software owned, licensed or otherwise used in connection with Networks' business. Except as set forth on Schedule 4.20(c), Networks owns or has the right to use all the databases and computer software used or necessary to conduct Networks' business.

     Section 4.21 Records. The books and records, correspondence, employment records and files of or relating to the Networks' business are complete and correct in all material respects, and there have been, and will be, no material transactions which are required to be set forth therein which have not been so set forth.


         Section 4.22 Taxes, Tax Returns. All federal, state, local and foreign income, property, sales, and other taxes, assessments, governmental charges, penalties, interest and fines due and payable by Networks and by any other person, firm or corporation which will or may be liabilities of Networks ("Taxes"), for all periods ending on or before the Balance Sheet Date, have been paid in full or have been fully reserved against on the Balance Sheet. Networks has filed all federal, state, local and foreign income, excise, property, sales, withholding, social security, information returns, and other tax returns, reports and related information ("Returns") required to have been filed by it to the date hereof, and no extension of the time for filing a Return is presently in effect. The Returns that have been filed have been accurately prepared and have been duly and timely filed. Networks' federal income tax returns have been filed with the Internal Revenue Service for all fiscal years through the year ended December 31, 1996. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Return, or payment of any tax, governmental charge or assessment or deficiency, by Networks; and there are no actions, suits, proceedings, investigations or claims now threatened or pending against Networks in respect of taxes, governmental charges or assessments, or any matter under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority.

     Section 4.23 Environmental Matters; Health and Safety Laws. Networks is, and on the Closing Date will be, in material compliance with all federal, state and local laws, regulations, permits, orders and decrees relating to protection of the environment and employee health and safety ("Applicable Requirements"). Networks has not received any notice to the effect that its operations are not in compliance with any of the Applicable Requirements or the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or other substance (including petroleum products) into the environment and Networks knows of no facts which could constitute the basis for any thereof.

     Section 4.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Networks.

         Section 4.25 Nature and Survival of Representations and Warranties of Networks. All statements contained in any Schedule, document, certificate or other instrument delivered by or on behalf of Networks or Stockholder pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties, covenants and agreements made by Networks and Stockholder. Each representation, warranty, covenant and agreement made or deemed made by Networks or Stockholder shall survive the Closing for a period of two (2) years from the date thereof. The representations, warranties, covenants and agreements made or deemed made by Networks or Stockholder in this Agreement shall not be affected or deemed waived by reason of the fact that GTS or its representative knew or should have known that any such representations, warranties, covenants or agreement is or might be inaccurate in any respect. Any furnishing of information to GTS by Networks or Stockholder pursuant to, or otherwise in connection with, this Agreement, including, without limitation, any information contained in any document, contract, book or record of Networks or Stockholder to which GTS shall have access or any information obtained by, or made available to, GTS as a result of any investigation made by or on behalf of GTS prior to or after the date of this Agreement, shall not affect GTS's right to rely on any representation, warranty, covenant or agreement made or deemed made by Networks or Stockholder in this Agreement and shall not be deemed a waiver thereof.

     Section 4.26 Capitalization. The number of authorized and issued shares of capital stock of Networks is set forth in Schedule 4.26. The Stockholders (and their respective residential addresses) are set forth on Exhibit A, and are the record and beneficial owners of all of the outstanding capital stock of Networks, free and clear of all Liens. There are no options, warrants or other contractual rights outstanding which require, or give any person the right to require, the issuance of any capital stock of Networks, whether or not such rights are presently exercisable. The representations and warranties made in the second sentence of this Section 4.26 with respect to any Stockholder are made only by such Stockholder solely with respect to itself.

         Section 4.27 Employee Benefit Plans. Schedule 4.27 sets forth a list of all the employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), programs and arrangements maintained for the benefit of any current or former employee, officer or director of Networks (collectively, the "Networks Benefit Plans"). Each Network Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such Networks Benefit Plan or related trust. Each Network Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each Networks Benefit Plan have been timely made. Neither Networks nor any entity under common control with Networks has incurred any direct or indirect liability under, arising out of or by operation of Title I or Title IV of ERISA in connection with any Networks Benefit Plan and no fact or event exists that could reasonably be expected to give rise to any such liability. All contributions due and payable on or before the date hereof in respect of each Networks Benefit Plan have been made in full and in proper form.

         Section 4.28 Insurance Policies; Claims. Schedule 4.28 sets forth all insurance policies and bonds maintained by or on behalf of Networks. Except as disclosed in Schedule 4.28, the insurance policies and bonds set forth in
Schedule 4.28, are provided by reputable insurers or issuers, and provide adequate coverage for all normal risks incident to the businesses of Networks and its assets. No claims have been made against Networks as a result of allegedly defective products and none of the Stockholders or Networks knows of any basis for the assertion of any such claim. No insurance policy issued to or on behalf of Networks has ever been canceled by the policy issuer.

     Section 4.29 Bank Accounts. Schedule 4.29 sets forth the name of each bank in which Networks has an account or safe deposit box, vault, lock-box or other arrangement, the account number and description of each account at each bank and the names of all persons authorized to draw thereon or to have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from Networks.


     Section 4.30 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of Networks are complete and correct in all material respects, and there have been no material transactions involving Networks of the type typically recorded in such records that have not been recorded.

     Section  4.31 No Illegal or Improper  Transactions.  Except as set forth on
Schedule 4.31, Networks nor any officer, director, employee, agent or affiliate of Networks has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for the benefit of Networks, (ii) illegally or improperly facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law.

         Section 4.32 Related Transactions. Except as disclosed in Schedule 4.32, and for compensation and related arrangements with employees for services rendered consistent with past practices, no current or former director, officer, employee or stockholder of Networks has been, (a) a party to any transaction with Networks (including, but not limited to, any contract, agreement or other arrangements providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder), or (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present competitor, supplier or customer of Networks, nor does any such person receive income from any source other than Networks which relates to the business of, or should properly accrue to, Networks.

                                    ARTICLE V
                      Representations and Warranties of GTS

         In order to induce the Stockholder to enter into this Agreement and to consummate the transactions contemplated under this Agreement, GTS and Merger Subsidiary hereby make the following representations and warranties each of which is relied upon by Networks and the Stockholders regardless of any other action, omission to act, investigation made or information obtained by Networks or the Stockholders:

     Section 5.1 Organization, Power and Authority. GTS and Merger Subsidiary are corporations duly organized and validly existing under the laws of the States of Delaware and New Jersey, respectively, and have the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. GTS and Merger Subsidiary are duly qualified as foreign corporations and are in good standing under the laws of each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure to qualify would not result in a material adverse effect on GTS or Merger Subsidiary.

         Section 5.2 Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement, the Promissory Note, the Employment Agreement and all other agreements contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement and the issuance of the Common Stock have been duly authorized by all necessary corporate action of GTS and Merger Subsidiary. This Agreement has been duly executed and delivered by GTS and Merger subsidiary and is the valid and binding obligation of GTS and Merger subsidiary, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the articles of incorporation or by-laws of GTS, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against GTS; (ii) result in any material breach of or default under any material mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against GTS or its assets; (iii) result in any breach of or default under any contract; (iv) violate any legally protected right of any individual or entity or give to any individual or entity a right or claim against Networks or GTS; or, (v) impair or in any way limit any material governmental or official license, approval, permit or authorization of GTS or any of its subsidiaries to conduct their respective businesses.

     Section 5.3 Shares. When issued in accordance with the terms of this Agreement, the GTS Stock to be issued to the Stockholders shall be validly issued, fully paid and non-assessable and shall be free and clear of any liens or encumbrances whatsoever.


     Section 5.4 Consents and Approvals. The execution and delivery of this Agreement by GTS do not, and the performance of this Agreement by GTS will not, require GTS to obtain any consent, approval, authorization or other action by, or to make any filing with or notification to, any governmental or regulatory authority.


         Section 5.5 SEC Reports. GTS has delivered to the Stockholder the following: its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 ("10-K"), and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 ("10-Qs") and collectively, with the 8-Ks and the 10-K, the "SEC Filings"). Each of the SEC Filings, including the financial statements contained therein, as of their filing dates, complied in all material respects with the requirements of the rules and regulations promulgated by the Securities and Exchange Commission (the "Commission") with respect thereto and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GTS.

                                   ARTICLE VI

                          Covenants of the Stockholders

     Section 6.1 Further Assurances. From time to time after the date of this Agreement, the Stockholders shall execute and deliver such other instruments and shall take such other actions as GTS may reasonably request to effectuate the transactions contemplated by this Agreement. The Stockholders agree to take whatever action may be necessary as soon as practicable after execution of this Agreement to ensure that any governmental licenses or certificates held by the Networks prior to the Closing and necessary for GTS' operation of Networks are transferred from Networks to Merger subsidiary as soon as practicable after the Closing Date.

         Section 6.2  Restrictive Covenant.

         (a) To assure that GTS will realize the value inherent in the transactions contemplated by this Agreement, Cherkas and Liguori each agree with GTS that neither Cherkas, Liguori, nor any of their respective Affiliates (except for Cherkas' and Liguori's performance under their respective Employment Agreements with GTS) nor any person or entity controlling, controlled by or in any common control with Cherkas, Liguori or their respective Affiliates (collectively, a "Stockholder Affiliate") shall, directly or indirectly, for a period of four (4) years following the Closing Date in any state of the United States of America:

     (i) own, manage, operate, control or otherwise engage in a business or enterprise similar in nature to GTS or otherwise operate a business in competition with GTS;

     (ii) attempt to solicit or solicit the customers or facilities serviced by GTS (including, without limitation, those acquired by GTS hereunder) in connection with the sale, marketing or promotion of prepaid phone cards, enhanced telecommunications products or other telecommunication services; or

     (iii) attempt to solicit, solicit or employ any person employed or contracted by GTS to leave their employment or not fulfill their contractual responsibility, whether or not the employment or contracting is full-time or temporary, pursuant to a written or oral agreement, or for a determined period or at will.

         Notwithstanding the foregoing, in the event GTS (i) materially breaches its obligations to pay Cherkas or Liguori the amounts due to Cherkas or Liguori under the Cherkas Promissory Note or Liguori Promissory Note, as the case may be, the Earn Out (in the case of Cherkas) or their Employment Agreements and
(ii) does not cure such breach after receipt of the requisite notice from Cherkas or Liguori in accordance with the periods permitted therein, then Cherkas' and Liguori's obligations under this

Section 6.2(a) shall cease.

     (b) If Section 6.2(a) of this Agreement, as applied to Cherkas, Liguori or any other person, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of that Section or any other part of this Agreement, the application of that provision in any other circumstances or the validity or enforceability of this Agreement. If any provision, or any part of any provision, is held to be unenforceable because of the duration of the provision or the area covered by the provision, the parties agree that the court making such determination will have the power to reduce the duration and/or area of the provision to the longest permissible duration and largest permissible area, and/or to delete specific words or phrases, and in its reduced form Section 6.2(a) will then be enforced.

         Each of the Stockholders agrees that they will not, at any time, directly or indirectly, disclose to any person any information concerning the methods of operation, sales, cost or pricing methods, employees (number and location), customers (names, needs or requirements), contracts or agreements of Networks' business.

         Because  GTS will be  irreparably  damaged  if the  provisions  of this
Section 6.2 are not specifically enforced, GTS shall be entitled to an injunction restraining any violation or threatened violation of this Section 6.2, or any other appropriate decree of specific performance, without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such remedies shall not be exclusive and shall be in addition to any other remedy which GTS may have as a result of any such violation. Nothing contained in this Section shall be construed as prohibiting GTS, its Affiliates, successors and assigns from pursuing all other remedies available to them for a breach of the provisions of Section 6.2. Cherkas and Liguori further acknowledge and agree that the covenants contained in Section
6.2 are necessary for the protection of the Networks' and GTS' legitimate business and professional duties, ethical obligations and interests, and are reasonable in scope and content.

     Section 6.3 Press Releases. Neither the Stockholders nor any of their Affiliates shall issue or cause to be issued any press release in connection with or referring to any of the transactions contemplated by this Agreement.


     Section 6.4 Non-use of Name. From and after the date hereof, no Stockholder or any of their Affiliates shall establish or otherwise be associated with, as an owner, partner, shareholder, employee or otherwise, any firm which utilizes the name "Networks Around The world" or any variant thereof as part of its business name other than in connection with their employment by GTS itself after the Closing Date or grant to any person or entity the right to use he name "Networks Around The World" or any variant thereof.

     Section 6.5 Maintenance of Networks Employee Medical Benefits. From the date hereof, through the last day of the month in which the Closing takes place, Networks shall continue to afford coverage under its existing health and medical plans to those employees of Networks that are covered under such plans as of the date hereof.

     Section 6.6 Lock-Up Agreements. Concurrently with the execution of this Agreement, each of the Stockholders will execute and deliver to GTS a Lock-Up Agreement substantially in the form of Exhibit L annexed to this Agreement pursuant to which they agree to not sell any shares of Common Stock acquired by them for the period of time indicated therein.

         Section 6.7 Consolidation of Year-End Financials. Whereas, as of the Closing Date, Global Phone Cards, L.L.C. ("GPC") merged with and into Networks, with Networks being the surviving corporation in such merger, which merger was consummated immediately prior to the Merger, and, whereas, the financial statements of GPS and Networks were not consolidated and re-stated as of December 31, 1997 to give effect to the merger of GPC with and into Networks, Networks and its Stockholders hereby covenant and agree to prepare and deliver to GTS, within five (5) business days after the Closing, consolidated and re-stated financial statements and the related statements of income and retained earnings for the years ended December 31, 1997 and December 31, 1996, which gives effect to the merger of GPC into Networks and which consolidated financial statements will then become attached to and a part of, as if included on the Closing Date, Exhibit O and shall become a part of and included in the representation and warranties set forth in Section 4.3. GTS and Merger Subsidiary hereby acknowledge and agree that neither Networks, Cherkas or Liguori shall be deemed to have violated the terms of Section 4.3 herein if the requirements of this Section 6.7 are satisfied.

                                   ARTICLE VII
                                Covenants of GTS

     Section 7.1 Further Assurances. From time to time after the date of this Agreement, GTS shall execute and deliver such other instruments and shall take such other actions as the Stockholders may reasonably request to effectuate the transactions contemplated by this Agreement.


     Section 7.2 Disclosure. GTS will not be required to obtain the prior written consent of the Stockholders to disclose the existence or any term or condition of this Agreement if GTS believes (based upon the advice of counsel) such disclosure is required under the securities laws of the United States.


     Section 7.3 Membership of Purchaser's Board of Directors. GTS agrees (i) to cause its board of directors (the "Board") to appoint Cherkas as a member to the Board at the Effective Time and (ii) to nominate Cherkas for membership to GTS's board of directors at each annual meeting of its stockholders for so long as Cherkas remains an Executive Officer of GTS.

                                  ARTICLE VIII
                                 Indemnification

         Section 8.1 Indemnification by Cherkas. Subject to Section 8.4, Cherkas agrees to indemnify and hold harmless GTS, the Surviving Corporation, any Affiliate of GTS and the Surviving Corporation, and the directors, officers and employees of GTS, the Surviving Corporation or any of their Affiliates from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable counsel fees and disbursements (singularly, a "Loss," and collectively, the "Losses"), arising out of any claim by a third party or between the parties hereto relating to: (a) liabilities or obligations of Networks (whether absolute, accrued, contingent or otherwise) arising out of the Networks' business or operations prior to or after the Closing, whether (i) existing as of the Closing, (ii) arising out of facts or circumstances existing at or prior to the Closing, or (iii) whether or not those liabilities or obligations were known at the time of the Closing (except for those post-closing contractual obligations of Networks specifically set forth on Schedule 2.5); or
(b) any misrepresentation of fact or breach by Networks or Cherkas of any representation or warranty made by Networks or Cherkas in this Agreement, including any certificate, Schedule, employment or other agreement delivered by Networks or Cherkas pursuant to this Agreement; and, (c) any failure to perform or breach by the Stockholders of any covenant, agreement, obligation or undertaking made by Networks or the Stockholders in this Agreement, including any certificate, Schedule or other agreement delivered by Networks or the Stockholders pursuant to this Agreement.

         Section 8.2 Indemnification by GTS. Subject to Section 8.4, GTS agrees to indemnify and hold harmless Cherkas or any Affiliate thereof from and against any and all Losses, arising out of or related to: (a) any misrepresentation of fact or breach by GTS of any representation or warranty made by GTS in this Agreement, including any certificate, Schedule or other agreement delivered by GTS pursuant to this Agreement; (b) any failure to perform or breach by GTS of any covenant, obligation or undertaking made by GTS in this Agreement, including any certificate, Schedule or other agreement delivered pursuant to this Agreement; (c) any failure after the Closing to perform any of the ongoing contractual obligations which are set forth on Schedule 2.5; or (d) liabilities or obligations of GTS and the Merger Subsidiary (whether absolute, accrued, contingent or otherwise) arising our of their respective businesses or operations prior to or after the Closing, whether existing as of the Closing, and whether or not those liabilities or obligations were known at the Closing.

         Section 8.3 Indemnification for Access. Notwithstanding the provisions of Sections 8.1 and 8.2, respectively, and subject to Section 8.4, the first
$50,000 of aggregate Losses arising out of or related to the Company's relationship with Access Telecom, Inc. ("Access Losses"), a Florida corporation ("Access"), shall be paid by GTS out of that certain deposit Networks has provided to Access in the same amount; provided, however, that to the extent such Access Losses are less than $50,000, GTS will assign any and all of its right, interest and title in such deposit with Access to Cherkas. Any Access Losses in excess of $50,000 up to an aggregate total of $200,000 in Access
Losses shall be entirely paid by GTS, and any Access Losses in excess of $200,000 shall be born equally by GTS and Cherkas.

         Section 8.4 Procedure for Claims. A Party required to make an indemnification payment pursuant to this Agreement ("Indemnifying Party") shall have no liability with respect to any claim or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement unless the Party entitled to receive such indemnification payment ("Indemnified Party") gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Claim a person, firm, corporation or government entity other than a party hereto or any affiliate of such party ("Third-Party Claims"). With respect to Third-Party Claims, an Indemnified Party (a) shall give the Indemnifying Party prompt notice of any Third-Party Claim, (b) prior to taking any action with respect to such Third-Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third-Party Claim, (c) shall not consent to any settlement or compromise of the Third-Party Claim without the written consent of the Indemnifying Party (which consent, unless the Indemnifying Party has elected to assume the exclusive defense of such Claim, shall not be unreasonably withheld or delayed) and (d) shall permit the Indemnifying Party, with the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, if it so elects, to assume the exclusive defense of such Third-Party Claim (including, except as provided in the penultimate sentence of this Section 8.3, the compromise or settlement thereof) at its own cost and expense. The Indemnifying Party will not compromise or settle any Third-Party Claim without the written consent of the Indemnified Party if the relief provided is other than monetary damages and such relief would materially adversely affect the Indemnified Party.

         Section 8.5 Threshold; Ceiling; Right of Setoff. Notwithstanding the foregoing, Cherkas shall only have an obligation to indemnify GTS, the Surviving Corporation, any Affiliate of GTS and the Surviving Corporation, and the directors, officers and employees of GTS, the Surviving Corporation or any of their Affiliates to the extent that the aggregate amount of Losses exceeds $10,000. In any event, Cherkas shall not be required to indemnify any of the above-mentioned parties for whatever reason in excess of the aggregate sum of $7,400,000. In addition to any other rights or remedies GTS may have, it shall be entitled to withhold from any amounts payable to the Stockholders in the following order: first against payments due Cherkas pursuant to the Earn Out
Agreement and second against payments due Cherkas pursuant to the Cherkas Promissory Note. Such right of set-off shall include, without limitation, the amount of any and all Losses for which GTS is indemnified pursuant to Section 8.1, and GTS shall not be liable for any amounts so set off.

                                   ARTICLE IX
                                  Miscellaneous

     Section 9.1 Survival of Representations and Warranties. All of the respective representations and warranties of the parties to this Agreement shall survive the consummation of the transactions contemplated by this Agreement for a period of twenty four (24) months following the Closing. All covenants of the parties to this Agreement shall survive the consummation of the transactions contemplated by this Agreement.


     Section 9.2 Amendment and Modification. The parties to this Agreement may amend, modify and supplement this Agreement but only in a writing signed by all the parties.

     Section 9.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, estates, beneficiaries, executors and legal and personal representatives.


     Section 9.4 Entire Agreement. This instrument and the Exhibit and Schedules attached to this Agreement contain the entire agreement of the parties with respect to the acquisition and the other transactions contemplated in this Agreement, and supersede all prior understandings and agreements of the parties with respect to the subject matter of this Agreement. Any reference in this Agreement shall be deemed to include the Exhibits and the Schedules.

     Section 9.5 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 9.6 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


     Section 9.7 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and delivered personally, sent by reputable overnight courier delivery, prepaid, or by facsimile transmission as follows:

If to GTS:                 Global Telecommunication Solutions, Inc.

                           5697 Rising Sun Avenue
                           Philadelphia, Pennsylvania
                           Attn:  David S. Tobin,
                                    General Counsel
                           Facsimile:  (215) 745-9108

With a copy to:            Graubard Mollen & Miller
                           600 Third Avenue
                           New York, New York 10016
                           Attn:  David Alan Miller, Esq.
                           Facsimile:  (212) 818-8881

If to Networks
or the Stockholders:       Networks Around The World, Inc.
                           108 St. James Avenue
                           Merchantville, New Jersey 08109
                           Attention: Randolph Cherkas,
                                     President
                           Facsimile:  (609)439-0090

with a copy to:            Mesirov Gelman Jaffe Cramer & Jamieson
                           1735 Market Street
                           Philadelphia, Pennsylvania 19103
                           Attn: Edward J. DeMarco Jr., Esq.
                           Facsimile: (215) 994-1111

     Any party may change the address to which notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by reputable overnight courier delivery or by fax shall be deemed to have been given on the date it is received.

         Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in New York without reference to the choice of law principles. Each Party hereby submits to the exclusive jurisdiction of the courts (city, state and federal) located in the County of New York, State of New York, for pursuant to this Agreement or any other agreement, instrument or other document any action, proceeding or claim brought by any other Party executed and delivered in connection with this Agreement or pursuant hereto. Service of process in any such action or proceeding brought against a Party may be made by registered mail addressed to such Party at the address set forth in
Section 9.7 or to such other address as such Party shall notify the other Party in writing is to be used for such purpose pursuant to Section 9.7. For purposes hereof, the address designated for Networks shall also be the address designated for the Stockholders.

     Section 9.9 Expenses. All accounting, legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring those fees, costs and expenses. All expenses incurred by Global Phonecards, L.L.C., Networks or Liguori or Cherkas, either in their capacities as individuals or officers and/or directors of Networks, as the case may be, which arise in connection with this Agreement and the transactions contemplated hereunder shall be paid solely by Liguori and Cherkas and shall not be the responsibility of GTS, Networks or any of, their respective affiliates.

     Section 9.10 Waiver. Any party to this Agreement may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by the parties. No such waiver shall operate or be construed as a waiver of any subsequent act or omission of the parties.


     Section 9.11 Severability. The invalidity or unenforceability of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement or any part of any provision, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid or unenforceable, this Agreement shall be construed as if such invalid or unenforceable word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted or shall be enforced as nearly as possible according to their original terms and intent to eliminate any invalidity or unenforceability. If any invalidity or unenforceability is caused by the length of any period of time or the size of any area set forth in any part of this Agreement, the period of time or area, or both, shall be considered to be reduced to a period or area which would cure the invalidity or unenforceability.

     Section 9.12 Attorney's Fees. In the event of any arbitration or litigation, including appeals, with regard to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, costs, and expenses of counsel (at pre-trial, trial and appellate levels).


     Section 9.13 No Breach. The parties agree that the execution of this Agreement shall not be deemed to be an assignment of any contract where consent to such assignment is required by the terms of the contract provided that the foregoing shall not affect Networks' obligation to obtain all consents as provided in this Agreement.

     Section 9.14 Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words in this Agreement have been stricken out or otherwise eliminated (whether or not any other words or phrases have been added) and the stricken words initialed by the party against whom the words are construed, this Agreement shall be construed as if the words so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that those words were stricken out or otherwise eliminated.

     Section 9.15 No Jury Trial EACH PARTY WAIVES ALL RIGHTS TO ANY TRIAL BY JURY IN ALL LITIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date hereof.


                                     GLOBAL TELECOMMUNCATION SOLUTIONS, INC.,
                                        a Delaware corporation


                                     By:  ________________________________
                                              Robert Bogin, President


                                      NETWORKS ACQUISITION CORPORATION,
                                         A New Jersey corporation


                                      By:  ________________________________
                                               Robert Bogin, President


                                       NETWORKS AROUND THE WORLD, INC.,
                                         a New Jersey corporation



                                       By:  _________________________________
                                             Randolph Cherkas, President


                                         STOCKHOLDERS:



                                         ---------------------------------
                                           Randolph Cherkas



                                         --------------------------------
                                           Gary Liguori

                                    EXHIBIT C

                       ALLOCATION OF MERGER CONSIDERATION


         Subject to the terms and conditions of the Merger and Reorganization Agreement to which this exhibit is attached, the Merger Consideration shall be distributed as follows:

                           $1,800,000 in immediately available funds to Cherkas

                           $200,000 in immediately available funds to Liguori

In addition, the total number of shares of Common Stock of GTS which result from the calculation set forth in Section 2.2 of the Merger and Reorganization Agreement will be distributed as follows:

                  433,387 shares to Cherkas

                  72,231 shares to Liguori

                                    EXHIBIT A

Upon the merger of Global Phonecards, L.L.C., a New Jersey limited liability company, with and into Networks Around the World, Inc. ("Networks"), the Stockholders of Networks shall be Randolph Cherkas and Gary Liguori with 100 shares and 11 shares of Common Stock of Networks, respectively.

                                    EXHIBIT B

                                    EXHIBIT C

                                    EXHIBIT D

                                    EXHIBIT E

                                    EXHIBIT F

                                    EXHIBIT G

                                    EXHIBIT H

                                    EXHIBIT I

                                    EXHIBIT J

                                    EXHIBIT K

                                    EXHIBIT L

                                    EXHIBIT M

                                    EXHIBIT N

                                    EXHIBIT O

                                    EXHIBIT P